Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Douglas Emmett, Inc. for the registration of its common stock, preferred stock, depositary shares, warrants or other rights, stock purchase contracts, and units and to the incorporation by reference therein of our reports dated February 17, 2017, with respect to the consolidated financial statements and schedule of Douglas Emmett, Inc. and the effectiveness of internal control over financial reporting of Douglas Emmett, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission; and to the incorporation by reference therein of our report dated May 6, 2016, with respect to the statement of revenues and certain expenses of the four-building portfolio located in Los Angeles, California (“Westwood Portfolio”) included in the Current Report (Form 8-K/A) dated May 6, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 4, 2017